ITEM 24 (b) EXHIBITS

8 (ss)

Amendment dated July 1, 2002, to Participation Agreement dated May 1, 1997, among

Annuity Investors Life Insurance Company, Morgan Stanley Universal Funds, Inc.

(n/k/a Morgan Stanley Investment Management Inc.), and

Miller Anderson & Sherrerd, LLP (n/k/a Morgan Stanley Investments LP)

AMENDMENT TO PARTICIPATION AGREEMENT

This AMENDMENT TO PARTICIPATION AGREEMENT (the "Amendment") is made and entered into as of this 1st day of July, 2002, by and among ANNUITY INVESTORS LIFE INSURANCE COMPANY (the "Company"), on its own behalf and on behalf of each separate account of the Company identified in the Participation Agreement (as defined below), THE UNIVERSAL INSTITUTIONAL FUNDS, INC. (formerly, Morgan Stanley Universal Funds, Inc.) (the "Fund") and MORGAN STANLEY INVESTMENT MANAGEMENT INC. (formerly, Morgan Stanley Asset Management Inc.) (the "Adviser").

WHEREAS, the Company, the Fund, the Adviser and Morgan Stanley Investments LP (formerly, Miller Anderson & Sherrerd, LLP) ("MSI") have entered into a Participation Agreement dated as of May 1, 1997, as such agreement may be amended from time to time (the "Participation Agreement"); and

WHEREAS, effective May 1, 2002, MSI assigned to the Adviser all of the rights and obligations of MSI under the Participation Agreement and the Adviser accepted assignment of such rights and assumed corresponding obligations from MSI on such terms; and

WHEREAS, the Company, the Fund and the Adviser wish to amend the Participation Agreement in certain respects.

NOW, THEREFORE, in consideration of their mutual promises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Fund and the Adviser agree to amend the Participation Agreement as follows:

1. Section 1.10 of the Participation Agreement is deleted and replaced in its entirety with the following:

The Fund shall make the net asset value per share for each Portfolio available to the Company on each Business Day as soon as reasonably practical after the net asset value per share is calculated (normally by 6:30 p.m. Eastern time) and shall use its best efforts to make such net asset value per share available by 7:00 p.m. Eastern time.

Any material errors in the calculation of net asset value, dividends or capital gain information will be reported promptly upon discovery to the Company. An error will be deemed "material" based on the Fund's interpretation of the Securities and Exchange Commission's position and policy with regard to materiality, as it may be modified from time to time. If the Fund provides the Company with materially incorrect net asset value information, through no fault of the Company, the Account(s) will be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct net asset value per share. The correction of any such errors shall be made by the Fund at the separate account level and shall be made pursuant to the Securities and Exchange Commission's recommended guidelines regarding such errors.

2. Section 12.2 of the Participation Agreement is deleted and replaced in its entirety with the following:

Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential any "non-public personal information" about any "consumer" of another party (as such terms are defined in Regulation S-P) and any other information reasonably identified as confidential in writing by another party ("Confidential Information"). Each party agrees not to disclose, disseminate or utilize another party's Confidential Information except: (i) as permitted by this Agreement, (ii) upon the written consent of the other party, (iii) where the Confidential Information comes into the public domain through no fault of the party receiving the information, (iv) where the confidential information is already known to the receiving party through lawful means prior to disclosure, or (v) as otherwise required or permitted under applicable law. Each party hereto shall be solely responsible for the compliance of its officers, directors and employees with all privacy-related laws and regulations, including but not limited to the Gramm-Leach-Bliley Act and Regulation S-P, as they may apply to the substance of this Agreement. The provisions of this Section 12.2 shall survive the termination of this Agreement.

3. Schedule B of the Participation Agreement is deleted and replaced in its entirety with the attached Schedule B.

4. Except as provided herein, the Participation Agreement shall remain in full force and effect. This Amendment and the Participation Agreement, as amended, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. In the event of any conflict between the terms of this Amendment and the Participation Agreement, the terms of this Amendment shall control.

5. This Amendment may be amended only by written instrument executed by each party hereto.

6. This Amendment shall be effective as of the date written above.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative and its seal hereunder affixed hereto as of the date specified above.

ANNUITY INVESTORS LIFE INSURANCE COMPANY

By: _______________________________

Name: James L. Henderson

Title: Vice President

THE UNIVERSAL INSTITUTIONAL FUNDS, INC.

By: _______________________________

Name:

Title:

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By: _______________________________

Name:

Title:

L:\compl\Pak\MS Insurance\AILIC_paamend1.doc

SCHEDULE B

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

Name of Separate Account and

Date Established by Board of Directors

Annuity Investors Variable Account A

(May 26, 1995)

Annuity Investors Variable Account B

(December 19, 1996)

Annuity Investors Variable Account B

(continued)

Annuity Investors Variable Account C

(November 7, 2001)

Form Number and Name of

Contract Funded by Separate Account

A800(NQ96)-3

The Commodore Americus

Individual Flexible Premium

Deferred Variable Annuity

A800(Q96)-3

The Commodore Americus

Individual Flexible Premium

Deferred Variable Annuity

G800(95)-3

The Commodore Nauticus

Group Flexible Premium

Deferred Variable Annuity

A801-BD (NQ Rev. 3/97)-3

The Commodore Navigator

Individual Flexible Premium

Deferred Variable Annuity

A801-BD (Q Rev. 3/97)-3

The Commodore Navigator

Individual Flexible Premium

Deferred Variable Annuity

G801-BD(97)-3

The Commodore Navigator

Group Flexible Premium

Deferred Variable Annuity

A802(NQ98)-3

The Commodore Independence

Individual Flexible Premium

Deferred Variable Annuity

B-1

A802(Q98)-3

The Commodore Independence

Individual Flexible Premium

Deferred Variable Annuity

G802(99)-3

The Commodore Independence

Group Flexible Premium

Deferred Variable Annuity

A803(NQ98)-3

The Commodore Advantage

Individual Flexible Premium

Deferred Variable Annuity

A803(Q98)-3

The Commodore Advantage

Individual Flexible Premium

Deferred Variable Annuity

G803(98)-3

The Commodore Advantage

Group Flexible Premium

Deferred Variable Annuity

The Commodore Helmsman

Individual Flexible Premium

Deferred Variable Annuity

(P1805001NW) (Non-Qualified)

The Commodore Helmsman

Individual Flexible Premium

Deferred Variable Annuity

(P1805101NW) (Qualified)

The Commodore Majesty

Individual Flexible Premium

Deferred Variable Annuity

(P1805201NW) (Non-Qualified)

The Commodore Majesty

Individual Flexible Premium

Deferred Variable Annuity

(P1805301NW) (Qualified)

B-2